UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2020

INSPIRE MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38468	26-1377674
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Wayzata Blvd., Suite 1600

Golden Valley, MN 55416

(Address of principal executive offices) (Zip Code)

(844) 672-4357

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INSP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2020, Mudit Jain tendered his resignation as a Class II director of the Board of Directors (the “Board”) of Inspire Medical Systems, Inc. (the “Company”), and will step down from the Board and its Audit Committee, effective July 30, 2020. Dr. Jain’s resignation was not the result of any disagreement with the Company or any matter relating to the Company’s operation, policies or practices.

On July 8, 2020, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, expanded the size of the Board from nine directors to ten directors, and appointed Georgia Garinois-Melenikiotou to the Board to fill the newly vacant seat, effective immediately. Ms. Garinois-Melenikiotou will serve as a Class II director for a term expiring at the Company’s annual meeting of stockholders to be held in 2023 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. In connection with the appointment of Ms. Garinois-Melenikiotou to the Board, she was also appointed to serve on the Audit Committee, effective upon Dr. Jain’s resignation. The Board further approved that the size of the Board will be reduced from ten to nine directors also upon the effectiveness of Dr. Jain’s resignation.

Ms. Garinois-Melenikiotou, 61, served as Executive Vice President, Corporate Marketing at The Estée Lauder Companies (“ELC”), a global beauty products company, from January 2015 through July 2020 and as ELC’s Senior Vice President, Corporate Marketing from 2010 through December 2014. Prior to ELC, Ms. Garinois-Melenikiotou had a 27-year career at Johnson & Johnson, a global manufacturer of medical devices, pharmaceutical products and consumer packaged goods, including several senior leadership positions most recently as President, Beauty Global Business Unit Strategy and New Growth from 2007 to 2010 and, prior to that, as President, Beauty Care, EAME from 2006 to 2007. Ms. Garinois-Melenikiotou has served on the Board of Directors of Almirall, S.A. (BMAD: ALM), a Spanish pharmaceutical company, since 2015. Ms. Garinois-Melenikiotou holds a B.S. and an M.S. in engineering from the National Technical University of Athens and an M.B.A. from the Sloan School of Management at M.I.T.

Ms. Garinois-Melenikiotou is eligible to participate in the Company’s Non-Employee Director Compensation Policy, which provides for: (i) an annual cash retainer of $40,000 for serving on the Board, earned on a quarterly basis; (ii) an annual cash retainer of $10,000 for serving on the Audit Committee, earned on a quarterly basis; (iii) an initial equity-based award of options to purchase shares of the Company’s common stock (the “Initial Award”) in an amount equal to $165,000 that vests and becomes exercisable in substantially equal annual installments over three years following the grant date, subject to Ms. Garinois-Melenikiotou’s continued service on the Board through each such vesting date; and (iv) following each annual meeting of the Company’s stockholders, an annual equity-based award of options to purchase shares of the Company’s common Stock in an amount of $110,000 that vests and becomes exercisable on the first anniversary of the date of grant, subject to Ms. Garinois-Melenikiotou’s continued service on the Board through such vesting date. Ms. Garinois-Melenikiotou may elect to receive any portion of his annual cash retainers in the form of shares of the Company’s common stock. On July 8, 2020, Ms. Garinois-Melenikiotou was granted an Initial Award in an amount equal to $165,000 and with an exercise price equal to $93.14 per share, the fair market value of a share of the Company’s common stock on the July 8, 2020 grant date. Ms. Garinois-Melenikiotou has entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRE MEDICAL SYSTEMS, INC.

Date: July 10, 2020	By:	/s/ Timothy P. Herbert
Timothy P. Herbert
President and Chief Executive Officer